Exhibit 10.1
COOPERATION AGREEMENT
This cooperation agreement, dated March 2, 2021 (this “Agreement”), is by and between JANA Partners LLC, a Delaware limited liability company (“JANA”) and TreeHouse Foods, Inc., a Delaware corporation (the “Company”). The Company and JANA are each herein referred to as a “party” and, collectively, the “parties.” In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
1.Representations and Warranties of the Company. The Company represents and warrants to JANA that: (i) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (ii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to the Company or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company represents that the current size of the Company’s board of directors (the “Board”) is twelve (12) directors, excluding the Agreed Nominees (as defined below).
2.Representations and Warranties of JANA. JANA represents and warrants to the Company that: (i) this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms; (ii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to it or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound; and (iii) as of the date of this Agreement, JANA, together with its Affiliates and Associates, beneficially owns 4,152,910 shares of the Company’s common stock (“Shares”) and has voting authority over such Shares and, together with its Affiliates and Associates, does not beneficially own or economically own any other Shares or any Synthetic Equity Interests or

Short Interest in the Company. The term “Short Interest” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities. The term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.
3.Board Nomination and Other Company Matters.
(a)In accordance with the Company’s Amended and Restated By-laws (the “By-laws”) and Delaware law, the Board shall increase the size of the Board to fourteen (14) directors and appoint (i) John P. Gainor Jr. (the “JANA Nominee”) as an independent Company director in Class II for a term expiring at the 2022 annual meeting of the Company’s stockholders (the “2022 Annual Meeting”); and (ii) Kenneth I. Tuchman (the “Mutual Nominee” and, together with the JANA Nominee, the “Agreed Nominees”) as an independent Company director in Class III for a term expiring at the 2023 annual meeting of the Company’s stockholders (the “2023 Annual Meeting”). Subject to satisfaction of the conditions set forth herein and the eligibility of the JANA Nominee for appointment in accordance with the last sentence of this Section 3(a), the Agreed Nominees shall be appointed immediately upon execution of this Agreement. As a condition to, and prior to, the appointment of the Agreed Nominees as directors, each Agreed Nominee shall have completed, executed and delivered to the Company the Company’s 2021 Questionnaire for Directors and Officers and an irrevocable resignation as a director of the Company in the form attached hereto as Exhibit A (such Agreed Nominee’s “Irrevocable Resignation Letter”) and such written consents requested by the Company as may be necessary or appropriate for the conduct of the Company’s vetting procedures applicable to directors, and shall have agreed to comply with all policies, codes of conduct, confidentiality obligations and codes of ethics applicable to the Company’s directors, including the Company’s Code of Ethics and the Corporate Governance Guidelines of the Board, to provide the information regarding themselves that is required to be disclosed for candidates for directors and directors in a proxy statement under the U.S. federal securities laws and/or applicable New York Stock Exchange rules and regulations, and to provide such other information as reasonably requested by the Company. If for any reason either of the Agreed Nominees is unable to serve as a director of the Company, the Company and JANA shall promptly choose a replacement Agreed Nominee as provided in Section 3(b) of this Agreement.
(b)If an Agreed Nominee resigns as a director or otherwise refuses to or is unable to maintain his or her director role at any time prior to the end of the Cooperation Period (as defined below), including as a result of death or disability (such Agreed Nominee, a “Former Nominee”), then, (i) if such Former Nominee was the JANA Nominee, JANA shall be entitled to designate a replacement director that is reasonably acceptable to the Board (which acceptance shall not be unreasonably withheld; provided that, if JANA’s proposed designee is not acceptable to the Board, JANA shall continue to have the right to designate a replacement director with respect to such Former Nominee until such a replacement director is accepted by the Board) and (ii) if such Former Nominee was the Mutual Nominee, the Company and JANA shall mutually agree on a replacement director, which replacement director would be considered an independent director of the Company under the applicable rules of the Securities and Exchange Commission (the “SEC”), the listing rules of the New York Stock Exchange and the applicable governance policies of the Company; provides all information required of such Former Nominee by Section 3(a); is in equally good standing in all material respects as was such Former Nominee; and shall not, after giving effect to such replacement director’s becoming a director of the Company, be considered to be “overboarded” or “overcommitted” as a director of the Company under the applicable policies of Institutional Shareholder Services, Inc. and/or Glass Lewis & Co., LLC. For the avoidance of doubt (A) a replacement director for a JANA Nominee shall thereafter be deemed the JANA Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the JANA Nominee (including, without limitation, the conditions referenced in Section 3(a) of this Agreement and satisfaction of the eligibility requirement in the last sentence of such Section 3(a)) and (B) a replacement director for a Mutual Nominee shall thereafter be deemed the Mutual Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the Mutual Nominee (including, without limitation, the conditions referenced in Section 3(a) of this Agreement).
(c)Concurrently with and effective upon the execution of this Agreement, JANA shall irrevocably withdraw or cause the irrevocable withdrawal of (i) the nomination notice, dated January 29, 2021 (the “Notice”), submitted to the Company by JANA Strategic Investments Benchmark Master Fund, L.P. (the “Fund”) and (ii) the Fund’s demand to inspect books and records pursuant to Section 220 of the General Corporation Law of the State of Delaware set forth in the Fund’s letter to the Company dated February 16, 2021.
(d)The Company agrees that no more than three nominees, who shall be from among the incumbent directors of the Company, shall stand for election as directors at the 2021 annual meeting of stockholders of the Company (the “2021 Annual Meeting”) and that, until the Termination Date, the number of directors of the Company constituting the Board (i) shall not exceed eleven (11), including the Agreed Nominees (except that, upon appointment of the

Agreed Nominees pursuant to Section 3(a) of this Agreement and until the completion of the 2021 Annual Meeting, the number of directors of the Company constituting the Board may be up to fourteen (14)), and (ii) shall not be decreased if such decrease would require the resignation of an Agreed Nominee.
(e)The Board shall appoint the JANA Nominee to the Strategy and Long-Range Planning Committee and the Compensation Committee as soon as reasonably practicable after the JANA Nominee becomes a director of the Company, subject to the consent of the JANA Nominee.
(f)Notwithstanding anything to the contrary, the JANA Nominee shall promptly offer to resign from the Board and all applicable committees thereof (and, if requested by the Company, promptly deliver to the Board his or her written resignation from the Board (which written resignation shall provide for such Agreed Nominee’s immediate irrevocable resignation from the Board), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) if there is a material breach by JANA of any of its obligations under this Agreement that (if capable of being cured) is not cured within three (3) business days after receipt by JANA of written notice from the Company specifying such material breach. In furtherance of this Section 3(f), the JANA Nominee shall, concurrently with and as a condition to his or her appointment to the Board, execute and deliver to the Company his or her Irrevocable Resignation Letter.
(g)During the Cooperation Period, no Agreed Nominee shall be required to tender his or her resignation as a director by reason of any change in principal occupation or business association, or by reason of his or her serving on additional boards, unless such change involves a competitor of the Company or otherwise presents a conflict of interest with respect to his or her continued service as a director of the Company.
4.Cooperation.
(a)JANA agrees that, from the date of this Agreement until the Termination Date (such period, the “Cooperation Period”), neither JANA nor any of its Affiliates, Associates or Representatives shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or otherwise disparages, the Company, its business, any of its subsidiaries or any of its or such subsidiaries’ officers, directors, or employees or any person who has served as an officer, director or employee of the Company or any of its subsidiaries, including: (x) in any document or report filed with or furnished to the SEC or any other governmental agency, (y) in any press release or other publicly available format or (z) to any journalist or member of the media (including, without limitation, in a television, radio, newspaper or magazine interview), or otherwise; provided, however, that JANA shall be permitted to make objective statements that reflect JANA’s view, as a stockholder, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement, as long as such statements do not violate any other provision of this Agreement.

(b)The Company agrees that, during the Cooperation Period, neither it nor any of its Affiliates or Associates shall in any manner, directly or indirectly make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or otherwise disparages, JANA, any of its members, officers or directors or any person who has served as a member, officer or director of JANA, including: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview), or otherwise. The limitations set forth in this Section 4(b) shall not prevent the Company or any of its Affiliates or Associates from making any objective statements that reflect the Company’s view with respect to factual matters concerning specific acts or determinations of JANA or any of its Affiliates or Associates (or their respective current or former Representatives) occurring after the date of this Agreement, as long as such statements do not violate any other provision of this Agreement.
(c)The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not prevent either party from responding to any public statement made by the other party of the nature described in Sections 4(a) and 4(b) of this Agreement if such statement by the other party was made in breach of this Agreement. The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not (x) apply (i) in any compelled testimony or production of information, whether by legal process or subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from which information is sought, in each case, solely to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or the rules of the SEC promulgated under such Section 21F.
(d)During the Cooperation Period, JANA shall cause all Shares beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates (including, without limitation, all Shares beneficially owned as of the respective record dates for any annual meeting or special meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof, during the Cooperation Period (a “Covered Meeting”)) over which it exercises or has voting authority (i) in the case of any Covered Meeting, to be present in person or by proxy for quorum purposes and to be voted at such Covered Meeting, or at any adjournment or postponement thereof, in favor of all nominees for director nominated by the Board (including the Agreed Nominees) for election at such Covered Meeting and in accordance with the Board’s recommendations with respect to any other proposal or business that may be the subject of stockholder action at such Covered Meeting (as such recommendations are set forth in the applicable definitive proxy statement filed in connection with such Covered Meeting) and not to submit any proposal for consideration at, or bring any other business before, such Covered Meeting or initiate, encourage or participate in any “withhold” or similar campaign with respect to the election of directors at such Covered Meeting and shall not permit any of its Affiliates or Associates to do any of the foregoing or publicly or privately encourage or support any other stockholder to take any such actions, and (ii) to be voted against any action to remove any director from the Board; provided, however, that, notwithstanding anything herein to the contrary, with respect to (A) a proposal to authorize or approve any tender offer, exchange offer, merger, acquisition, recapitalization or consolidation (an “Extraordinary Transaction”) involving the Company or its securities or assets, (B) matters related to the implementation of takeover defenses or (C) new or amended incentive compensation plans submitted for stockholder approval, JANA and each JANA Affiliate may vote its Shares in its sole discretion.
(e)During the Cooperation Period, JANA shall not, and shall cause its Affiliates and Associates to not, directly or indirectly, without the prior written consent of the Company:
(i) acquire, seek or propose (publicly or otherwise) to acquire, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in JANA (together with JANA’s Affiliates and Associates) owning, controlling or otherwise having any beneficial or other ownership interest in 12% or more of the Company’s outstanding common stock;
(ii) seek or propose (publicly or otherwise) to: (A) influence or control the management or policies of the Company, (B) obtain representation on the Board, (C) remove any member of the Board or fill any vacancies on the Board (except as set forth in this Agreement), (D) make a request for any stockholder list or any other Company books and records, (E) conduct a referendum of stockholders, present at any annual meeting or any special meeting of the Company’s stockholders, (F) solicit, or participate in the solicitation of, any proxies with respect to any securities of the Company, or (G) publicly request permission to do any of the foregoing, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (ii);
(iii) submit (publicly or otherwise) a proposal or request for, offer of (with or without conditions), or take any action in support of a proposal or request for, or offer of, (A) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (B) any Extraordinary Transaction, (C) any other material change in the Company’s business or corporate structure, (D) any modifications to the Amended and Restated Certificate of Incorporation of the Company or the By-laws, (E) the delisting of a class of securities of the Company from any stock exchange, or (F) any action that would result in a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (iii);

(iv) request or seek to call (publicly or otherwise) a special meeting of the Company’s stockholders or submit, or participate in, or be the proponent of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) to the Company;
(v) encourage, assist or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;
(vi) other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by JANA or any JANA Affiliate to any person not a party to this Agreement (a “Third Party”) that, to JANA’s or such JANA Affiliate’s knowledge (after due inquiry in connection with a private, non-open-market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC) would result in such Third Party, together with its affiliates and associates (in each case as defined in Rule 12b-2 under the Exchange Act), owning or controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of the Company’s common stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party that, together with its affiliates and associates (in each case as defined in Rule 12b-2 under the Exchange Act), has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of the Company’s common stock outstanding at such time;
(vii) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(viii) make any public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, the Company’s management,

policies or affairs, any of the Company’s securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;
(ix) take any action with respect to the Company that would, or would reasonably be expected to, result in the Company having to make a public announcement or disclosure;
(x) institute, solicit, assist or join as a party any litigation, arbitration or other proceeding (any of the foregoing, a “Legal Proceeding”) against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 9 of this Agreement;
(xi) enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with the foregoing; or
(xii) enter into or maintain any arrangements relating to the Company with any directors or nominees for director of the Company, other than as set forth as of February 10, 2021 in the Schedule 13D with respect to the Company filed by JANA with the SEC on February 10, 2021.
(f)JANA shall not, and shall cause its Affiliates and Associates not to, request any permission, waiver or amendment of any provision of this Agreement (including this sentence), disclose any intent, purpose, plan or proposal to obtain any such permission, waiver or amendment under this Agreement or bring any action or otherwise act to contest the validity of this Agreement or seek a release from the restrictions or obligations contained in this Agreement, in each case publicly or in a manner that would reasonably require or result in public disclosure by JANA, its Affiliates or Associates, or the Company.
(g)Nothing in this Agreement shall be deemed to limit JANA’s ability to communicate privately with the Board or management of the Company on any matter or to privately request a waiver of any provision of this Agreement from the Company, provided that such actions are not intended to and would not reasonably be expected to require any public disclosure.
5.Public Announcement.
(a)JANA and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit B (the “Press Release”) as soon as practicable but in no event later than 9:00 a.m., New York City time, on the first business day after the date of this Agreement. Prior to the issuance of the Press

Release, neither the Company nor JANA shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.
(b)During the term of this Agreement, none of JANA or any of its Affiliates or Associates shall make any public statement that is inconsistent with the Press Release or issue any press release other than the Press Release in connection with this Agreement or the actions contemplated hereby.
(c)The Company shall promptly prepare and file a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto. The Company shall provide JANA with reasonable opportunity to review and comment upon such Current Report on Form 8-K prior to the filing thereof and shall consider in good faith any changes proposed by JANA.
(d)JANA shall promptly prepare and file an amendment (the “13D Amendment”) to its Schedule 13D with respect to the Company initially filed with the SEC on February 10, 2021, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. JANA shall provide the Company with reasonable opportunity to review and comment upon the 13D Amendment prior to the filing thereof and shall consider in good faith any changes proposed by the Company.
6.Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.
7.Definitions. For purposes of this Agreement:
(a)the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time prior to the termination of this Agreement become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, (i) JANA shall not be an Affiliate or Associate of the Company, and (ii) the Company shall not be an Affiliate or Associate of JANA;
(b)the terms “beneficial owner” and “beneficially own” shall have the respective meanings of such terms under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all Shares that such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares with respect to which such person or any of such person’s Affiliates or Associates has or shares the right to vote or direct the voting of such Shares or has or shares the right to dispose, or to direct the disposition, of such Shares;
(c)the terms “person” or “persons” shall mean any individual or any corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and
(d)the term “Representatives” shall mean, in reference to any person,  such person’s Affiliates and Associates and the respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives of such person and its Affiliates and Associates acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.
8.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one business day after being sent by a nationally recognized overnight courier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:
if to the Company:     TreeHouse Foods, Inc.
2021 Spring Road, Suite 600
Oak Brook, Illinois 60523
Attention: Thomas O’Neill
Email: thomas.oneill@treehousefoods.com
with a copy to:        Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Charles W. Mulaney, Jr.
Email: charles.mulaney@skadden.com

Sidley Austin LLP
1 Dearborn Street
Chicago, Illinois 60603
787 Seventh Avenue
New York, New York 10019
Attention: Thomas A. Cole, Kai H.E. Liekefett
Email: tcole@sidley.com, kliekefett@sidley.com

if to JANA:        JANA Partners LLC
1330 Avenue of the Americas, 32nd Floor
New York, New York 10019
Attention: Jennifer Fanjiang
Email: legal@janapartners.com
with a copy to:        Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn: Eleazer Klein, Esq.
Email: Eleazer.Klein@srz.com
9.Specific Performance; Choice of Law; Forum.
(a)This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery in the State of Delaware or other federal or state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement in such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The parties agree that delivery of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 9 of this Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b)Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. In furtherance and not in limitation of Section 9(c) of this Agreement, and without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.
(c)Notwithstanding anything to the contrary and without limiting any other remedies the Company may have in law or equity, in the event that JANA (or any Affiliate or Associate of JANA) fails to perform or otherwise fulfill its obligations set forth in Section 4 of this Agreement and shall not have remedied such failure or non-fulfillment, if capable of being remedied or fulfilled, within three (3) business days following written notice from the Company of such failure or non-fulfillment, the Company shall not be required to perform or fulfill its obligations set forth in Section 3 or Section 4 of this Agreement.
10.Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
11.Termination. This Agreement shall terminate on the date that is the earlier of (i) forty-five (45) calendar days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2022 Annual Meeting and (ii) December 15, 2021 (the date of such termination, the “Termination Date”). Upon termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing: (a) Sections 7 through 17 of this Agreement shall survive termination of this Agreement; and (b) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
12.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.
13.No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.
14.No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
15.Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.
16.Interpretation and Construction. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.
17.Expenses. Neither the Company, on the one hand, nor JANA, on the other hand, shall be responsible for any fees or expenses incurred by the other party in connection with this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.
TREEHOUSE FOODS, INC.
By:        /s/ William J. Kelley Jr.
    Name:    William J. Kelley Jr.
    Title:    Executive Vice President and
        Chief Financial Officer
JANA PARTNERS LLC
By:        /s/ Scott Ostfeld
    Name:    Scott Ostfeld
    Title:    Partner

[Cooperation Agreement]